Exhibit 99.1

Stonegate Mortgage Names David E. Kress General Counsel

INDIANAPOLIS--(BUSINESS WIRE)-- Stonegate Mortgage Corporation, a leading, non-bank, integrated mortgage company focused on originating, acquiring, selling, financing and servicing U.S. residential mortgage loans, announced today that David E. Kress has been named General Counsel. He will be responsible for overseeing all legal, regulatory, legislative and licensing issues for Stonegate and will report directly to Jim Smith, Chief Executive Officer of the company.
Mr. Kress served as Associate General Counsel for Stonegate beginning in February 2014 and has served as interim General Counsel since August 1, 2016. Prior to joining Stonegate, Mr. Kress worked in private practice for 15 years representing a variety of lenders and public companies in litigation and regulatory matters.
“David has played an instrumental role over the last several years serving as Stonegate’s Associate General Counsel,” said Jim Smith, Chief Executive Officer. “I look forward to his future contributions as our General Counsel and the knowledge and experience he brings to our executive management team.”
Mr. Kress holds a Bachelor of Arts in Journalism and Criminal Justice from Indiana University, and a Juris Doctor from the Indiana University Robert H. McKinney School of Law.

About Stonegate Mortgage Corporation
Founded in 2005, Stonegate Mortgage (NYSE:SGM) is a leading, non-bank, integrated mortgage company that originates, finances and services agency and non-agency residential mortgages through its network of retail offices and approved third party originators. Stonegate Mortgage also provides financing through its fully integrated warehouse lending platform, NattyMac. Stonegate Mortgage's operational excellence, financial strength, dedication to customer service and commitment to technology have positioned the firm as a leading provider in the emerging housing finance market.
For more information on Stonegate Mortgage Corporation, please visit www.stonegatemtg.com.

Media Contact:
Sloane & Company (on behalf of Stonegate Mortgage Corporation)
Whit Clay, 212-446-1864
wclay@sloanepr.com

or

Investor Contact:
Stonegate Mortgage Corporation
Michael McFadden, 317-663-5904
michael.mcfadden@stonegatemtg.com
Source: Stonegate Mortgage Corporation